Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-105189, 33-77148, 333-114067 and 333-114408, all on Forms S-8 of Tufco Technologies, Inc. of our report dated December 18, 2006, appearing in the Annual Report on Form 10-K of Tufco Technologies, Inc. for the year ended September 30, 2007.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
December 28, 2007